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                     April 25, 2022

       Jill Putman
       Chief Financial Officer
       Jamf Holding Corp.
       100 Washington Ave S, Suite 1100
       Minneapolis, MN 55401

                                                        Re: Jamf Holding Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-39399

       Dear Ms. Putman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology